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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement
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Badger Meter, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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BADGER METER, INC.

4545 West Brown Deer Road

Milwaukee, Wisconsin 53223

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - APRIL 29, 2022

The Annual Meeting of the Shareholders of Badger Meter, Inc. will be held at the Badger Meter headquarters in the Customer Experience Center, 4545 West Brown Deer Road, Milwaukee Wisconsin on Friday, April 29, 2022, at 8:30 a.m. local time for the following purposes:

1.	To elect as directors the nine nominees named in the Proxy Statement, each for a one-year term;
2.	To consider an advisory vote to approve the compensation of the company’s named executive officers;
3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the company for the year ending December 31, 2022;
4.	To vote on a shareholder proposal; and
5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors recommends a vote “FOR ALL NOMINEES" in Proposal 1 and “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4.  The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

Holders of record of our common stock at the close of business on February 25, 2022 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Shareholders are entitled to one vote per share.

By Order of the Board of Directors

William R. A. Bergum,
Secretary

March 18, 2022

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, American Stock Transfer & Trust Company, LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares via the Internet or by using a toll-free telephone number provided on the proxy card. Or you can mark your votes on the proxy card we have enclosed, sign and date it, and mail it in the postage-paid envelope we have provided. Instructions for using these convenient services are set forth on the proxy card. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on April 29, 2022

This Proxy Statement and our 2021 Annual Report on Form 10-K are available at

www.proxyvote.com

2022 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT TABLE OF CONTENTS

BADGER METER, INC.

4545 West Brown Deer Road

Milwaukee, Wisconsin 53223

PROXY STATEMENT

To the Shareholders of BADGER METER, INC.

We are furnishing you with this Proxy Statement in connection with the solicitation of proxies by the Board of Directors (“Board”) of Badger Meter, Inc. (“company”) to be used at our Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at the Badger Meter headquarters in the Customer Experience Center, 4545 West Brown Deer Road, Milwaukee, Wisconsin on Friday, April 29, 2022, at 8:30 a.m. local time and at any adjournment or postponement thereof.

If you execute a proxy, you retain the right to revoke it at any time before it is voted by giving written notice to us, by submitting a valid proxy bearing a later date or by voting your shares in person during the Annual Meeting. Unless you revoke your proxy, your shares will be voted at the Annual Meeting as you instructed in your proxy. Anyone who is a shareholder of record as of the close of business on February 25, 2022 (the “record date”) may attend the Annual Meeting and vote in person. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, you may not vote at the Annual Meeting unless you first obtain a proxy issued in your name from your broker, nominee, fiduciary or other custodian.

As of the record date, we had 29,249,448 shares of common stock, par value $1 per share, outstanding and entitled to vote. You are entitled to one vote for each of your shares of common stock.

If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, you will receive a full meeting package including a voting instruction form to vote your shares. Your broker, nominee, fiduciary or other custodian may permit you to vote by the Internet or by telephone. A broker non-vote occurs when your broker, nominee, fiduciary or other custodian submits a proxy card with respect to your shares, but declines to vote on a particular matter, either because such nominee elects not to exercise its discretionary authority to vote on the matter or does not have discretionary authority to vote on the matter. Your broker, nominee, fiduciary or other custodian has the authority under New York Stock Exchange (“NYSE”) rules to vote your unvoted shares on certain routine matters like the ratification of Ernst & Young LLP as the company’s independent registered public accounting firm for 2022, but not the election of directors or other proposals.

We commenced distribution of this Proxy Statement and accompanying form of proxy on or about March 18, 2022.

NOMINATION AND ELECTION OF DIRECTORS

You and the other holders of the common stock are entitled to elect nine directors at the Annual Meeting. If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of the election of each of the nine nominees for director identified below. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares with your specific voting instructions for the election of directors. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast.

Directors will be elected by a plurality of votes cast at the Annual Meeting (assuming a quorum is present). If you do not vote your shares at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, and a quorum is present, it will have no impact on the election of directors. Once elected, a director serves for a one-year term or until his/her successor has been duly appointed, or until his/her death, resignation or removal.

If a director receives more “withheld” votes than “for” votes in an uncontested election, the current bylaws state that director will tender his/her resignation to the Chairman of the Board of Directors following certification of the shareholder vote, and the Chairman will refer the resignation to the Board of Directors' Resignation Committee to consider whether or not to accept such resignation. Thereafter, the Board will disclose its decision regarding whether to accept the director’s resignation (or the reason(s) for rejecting the resignation, if applicable) in a Current Report on Form 8-K furnished to the Securities and Exchange Commission (“SEC”).

The nominees of the Board of Directors for director, together with certain additional information concerning each such nominee, are identified below. All of the nominees are current directors of our company. If any nominee is unable or unwilling to serve, the named proxies have discretionary authority to select and vote for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Nominees for Election to the Board of Directors

The Board of Directors currently consists of ten directors, including Ms. Cook who was appointed as a director on February 24, 2022 after recommendation by the Corporate Governance and Sustainability Committee.  Consistent with the longstanding Board refreshment mechanism as outlined in our Principles of Corporate Governance stating that no candidate, including current directors, may stand for re-election after reaching the age of 72, current director Gail A. Lione will not stand for re-election and will cease to be a director as of the Annual Meeting.  As a result, the size of the Board will be reduced from ten to nine.  Proxies may not be voted for any individuals who are not nominees.

The following section provides information as of the date of this Proxy Statement about each of the nine nominees. The information presented includes information each director has given us about his/her age and other demographics, positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies where he/she currently serves as a director or has served as a director during the past five years.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he/she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our Board.

Summary Information for Board of Directors Candidates

	Todd A. Adams	Kenneth C. Bockhorst	Henry F. Brooks	Melanie K. Cook	Gale E. Klappa	James W. McGill	Tessa M. Myers	James F. Stern	Glen E. Tellock
Age	51	49	62	49	71	66	46	59	61
Tenure (years)	5	4	*	*	12	2	3	6	5
Independent	Yes	No	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Diversity -Gender				√			√
Diversity - Race or Ethnicity			√
Other Public Boards	1	1	0	0	2	1	0	0	2
Meeting Attendance	100%	100%	100%	*	100%	100%	100%	100%	100%

*Mr. Brooks was appointed to the Board on August 19, 2021 and Ms. Cook was appointed to the Board on February 24, 2022.

Skills and Experience Summary (number of Director Candidates with Skill / Experience)

Executive Leadership ●●●●●●●●●	Finance/Accounting ●●●●●●◌◌◌	Global Business ●●●●●●●●●
M&A ●●●●●●●●●	Utility/Water Sector ●●●●◌◌◌◌◌	Sales & Marketing ●●●●●●●●◌
Manufacturing Operations ●●●●●●●●◌	Technology/Software ●●●●●◌◌◌◌	Risk/Governance ●●●●●●●●●

Detailed Information for Board of Directors Candidates

Name	Business Experience During Last Five Years
Todd A. Adams

Zurn Water Solutions (formerly Rexnord, a provider of water management products, headquartered in Milwaukee, WI): Chairman, President and Chief Executive Officer. Mr. Adams joined Rexnord in 2004 where his prior roles included President of the Water Management platform, Senior Vice President & Chief Financial Officer, and Vice President - Controller & Treasurer. Mr. Adams’ public company leadership and complex manufacturing expertise as well as experience in water management solutions are an excellent combination of skills to provide advice and insights for the company.

Kenneth C. Bockhorst

Badger Meter, Inc.: Chairman, President and Chief Executive Officer. Mr. Bockhorst joined Badger Meter as Chief Operating Officer in October 2017 and was promoted to President in April 2018, Chief Executive Officer in 2019 and Chairman of the Board in 2020.  Prior to Badger Meter, he served six years at Actuant Corporation (a diversified industrial company; now named Enerpac Tool Group) with earlier career roles in product management and operational leadership at IDEX and Eaton. Mr. Bockhorst is a director of Mirion Technologies, Inc. He has significant global operational and M&A experience which enables him to provide the Board with valuable advice and insights.

Name	Business Experience During Last Five Years
Henry F. Brooks

Collins Aerospace unit of Raytheon Technologies Corporation (one of the world's largest suppliers of aerospace and defense products headquartered in Charlotte, NC): President – Power & Controls since 2020.  His 30-year career spans roles of increasing responsibility at United Technologies Corporation, Collins Aerospace and Raytheon Technologies in the aerospace, defense and industrial sectors where he held leadership positions in engineering, operations and business unit management. Mr. Brooks brings expertise in long-term strategic product and software development planning, building customer alliances, operating global locations, M&A execution, talent development, and cybersecurity, among others. He is able to provide valuable advice and insights to the company in these areas.

Melanie K. Cook

Retired Chief Operating Officer of GE Appliances (a global appliance manufacturer and a Haier Company): Chief Operating Officer from 2017 until retirement in 2021; previously Vice President Sourcing from 2014 to 2017. Prior to Haier, she held multiple roles within General Electric including within the Corporate Audit Staff. Ms. Cook’s nearly 30 years of global experience includes business unit leadership roles with full profit and loss responsibility, product lifecycle management, digitization, end-to-end supply chain, global sourcing and finance/audit across multiple industries globally. She is able to provide valuable advice and insight to the company in these areas.

Gale E. Klappa

WEC Energy Group (one of the nation’s premiere electric and natural gas delivery companies, headquartered in Milwaukee, WI): Executive Chairman, February 2019 to present; previously Chairman and CEO from 2004 to May 2016 and October 2017 to January 2019; Non-Executive Chairman from May 2016 to October 2017. Mr. Klappa is a director of WEC Energy Group and its wholly owned subsidiary, Wisconsin Electric Power Company, and Associated Banc-Corp. Mr. Klappa has significant experience as a former CEO of a major public company and several regulated public utility companies. Further, he has in-depth knowledge of utility metering needs and financial and accounting matters. He is able to provide valuable advice and insights to the company in these areas. As Mr. Klappa will reach the Board’s mandatory retirement age in the next year, this will be his last nomination as director.

James W. McGill

Retired Executive – Eaton Corporation (global power management company): President-Electrical Sector Americas, Eaton from 2015 to his retirement in 2017; President Electrical Products Group 2013-2015; other roles of global responsibility including Chief Human Resources Officer.  Mr. McGill is a director of Powell Industries.  Mr. McGill has significant public company and global leadership experience and expertise in human resources, continuous improvement, and corporate governance, which allows him to provide valuable advice and insights to the company.

Tessa M. Myers

Rockwell Automation (world’s largest company dedicated to industrial automation and information, headquartered in Milwaukee, WI): Global Vice President-Software & Control since November 2020; previously Regional President, North America. Ms. Myers has more than 20 years of experience serving in a variety of sales, channel management, and regional business unit leader roles including global responsibilities in Singapore and Canada for Rockwell.  Throughout her marketing, product management and engineering roles, she has developed expertise in “smart” devices, data and analytics connectivity and Internet of Things (IoT) which allows her to provide valuable advice and insights to the company.

James F. Stern

A. O. Smith Corporation (a manufacturer of water heating equipment and water treatment and air purification products, headquartered in Milwaukee, WI): Executive Vice President, General Counsel and Secretary since 2007. Mr. Stern serves on the Board of Governors of the Water Quality Association.  He has more than 30 years of experience in management, corporate governance and M&A. For the past several years he has chaired A. O. Smith’s global water treatment steering committee, focusing on strategy, expansion and alignment of the water treatment businesses.  Mr. Stern’s legal, international and water background provides valuable advice and insights to the company.

Name	Business Experience During Last Five Years
Glen E. Tellock

Retired President and Chief Executive Officer of Lakeside Foods (a premier private brand supplier of high quality canned and frozen vegetables, headquartered in Manitowoc, WI): President and Chief Executive Officer from 2016 until his retirement in 2021.  Previously, Mr. Tellock served The Manitowoc Company, Inc. from 1991 to 2015, holding various leadership positions including Chief Financial Officer, until his appointment as President and Chief Executive Officer in 2007 and Chairman, President and Chief Executive Officer in 2009. Mr. Tellock currently serves on the boards of Astec Industries and WEC Energy Group; and was a director at BitNile Holdings, Inc until February 23, 2022.  Mr. Tellock’s past experience as Chief Executive Officer of a public manufacturing company enables him to provide valuable advice and insights to the company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR ALL NOMINEES” AS IDENTIFIED ABOVE

Independence, Meetings and Committees

The Board of Directors held four meetings in 2021. A closed session for only independent directors was held following each of the regular Board meetings. All members of the Board attended the Virtual 2021 Annual Meeting of Shareholders. It is the Board’s policy that all directors participate in the Annual Meeting of Shareholders, unless unusual circumstances prevent such attendance.

Our Board of Directors has three standing committees: the Audit and Compliance Committee (“Audit Committee”), the Compensation and Human Resources Committee (“Compensation Committee”) and the Corporate Governance and Sustainability Committee (“Governance Committee”). The Board of Directors has adopted written charters for each committee, which are available on our website at badgermeter.com under the selection “Company”- “Investors”-“Governance”-“Governance Documents.”

In making independence determinations, the Board observes all criteria for independence established by the SEC, the NYSE, and other governing laws and regulations. The Board has determined that each of the directors (other than Mr. Bockhorst) (i) is “independent” within the definitions contained in the current NYSE listing standards and our Principles of Corporate Governance; (ii) meets the categorical independence standards adopted by the Board (set forth below); and (iii) has no other “material relationship” with the company that could interfere with his/her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee and Compensation Committee, respectively, meets the additional independence standards of the NYSE. One of the Audit Committee members, Mr. Tellock, served on three other public company audit committees until his resignation from one of the boards in February, 2022. Our Board has affirmatively determined that such simultaneous service did not impair Mr. Tellock’s ability to effectively serve on our Audit Committee.

Committee Composition and Functions

Committee	Primary Committee Functions
Audit and Compliance Glen E. Tellock, Chair Henry F. Brooks Tessa M. Myers James F. Stern Melanie K. Cook (a) 2021 Meetings - 6

•oversees our financial reporting process on behalf of the Board and reports the results of its activities to the Board

•selecting and engaging, with shareholder ratification, an independent registered public accounting firm (1)

•discussing with the independent registered public accounting firm and internal auditors the scope and results of audits

•monitoring our internal controls, ethics and compliance risk management, as well as key guidelines and policies governing the company’s processes for enterprise risk management, including cyber security risks

•pre-approving and reviewing audit fees and other services performed by our independent registered public accounting firm

•establishes and oversees procedures for the receipt, retention and treatment, on a confidential basis, of any concerns regarding questionable accounting, internal controls or auditing matters

•one member (Mr. Tellock) qualifies as an “audit committee financial expert” as defined by the SEC; all members meet the financial literacy requirements of the NYSE

Compensation and Human Resources Todd A. Adams, Chair Gale E. Klappa Gail A. Lione (b) James W. McGill 2021 Meetings - 3

•reviews and establishes all forms of compensation for our executive officers and directors

•oversees the comprehensive organizational talent process

•oversees our compensation plans, including the various stock plans

•reviews the various management development and succession programs

•addresses compensation-related risks

Corporate Governance and Sustainability Gale E. Klappa, Chair Gail A. Lione (b) Tessa M. Myers James F. Stern 2021 Meetings - 2

•oversees all matters related to director performance, including the recommendation of nominees for the Board of Directors

•assists the Board of Directors in providing oversight of the company’s environmental, social and governance matters

•oversees all corporate governance matters, including monitoring and evaluating Board and committee skills, experience, tenure, diversity and performance and developing and recommending to the Board the company’s Principles of Corporate Governance

(a) Ms. Cook will become a member of the Audit Committee if elected at the Annual Meeting.

(b) Ms. Lione will not stand for re-election and will cease to be a Board member as of the Annual Meeting.

(1) In overseeing the independent registered public accounting firm, the Audit Committee, among other things, (i) reviews the independence of the independent registered public accounting firm; (ii) reviews periodically the level of fees approved for the independent registered public accounting firm and the pre-approved non-audit services it has provided; (iii) reviews the performance, qualifications and quality control procedures of the independent registered public accounting firm; (iv) reviews the selection of the lead engagement partner; (v) conducts the periodic consideration and impact of independent auditor rotations; and (vi) reviews the scope of and overall plans for the annual audit and the internal audit program.

Leadership Structure

Mr. Bockhorst was appointed Chairman of the Board in January 2020.  The Board of Directors believes it is in the best interests of the company to combine the positions of Chairman and CEO because it provides unified leadership and direction.  In addition, Mr. Bockhorst has an in-depth knowledge of the business that enables him to effectively set appropriate Board agendas and ensure processes and relationships are established with both management and the independent directors, as the Board works together to oversee the company’s management and affairs.  The Board retains the authority to modify this leadership structure as and when appropriate to best address the company’s circumstances and advance the interests of all shareholders.

Because our Chairman is not an independent director, our independent directors believe it is appropriate to appoint an independent director as a Lead Outside Director. Our Lead Outside Director, if elected as a director on an annual basis by our shareholders, serves for a three-year term and if reappointed, can serve up to two consecutive terms. The Lead Outside Director works with our Chairman and CEO and other Board members to provide strong, independent oversight of our management and affairs. Among other things, our Lead Outside Director serves as the principal liaison between the Chairman and our independent directors and chairs the closed sessions that consist of only our independent directors. Mr. Klappa currently serves as the independent Lead Outside Director.

Board Role in Risk Oversight

Our Board of Directors recognizes the importance of effective risk oversight in running a successful business and fulfilling its fiduciary responsibilities to the company and its shareholders.  Our Board is responsible for assuring that an appropriate culture of risk management exists within the company and for setting the right “tone at the top.”  The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value.

A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the company.

The company’s Enterprise Risk Management (ERM) process aims to identify, manage and monitor significant and material risks.  A cross functional group of executives prioritizes identified risks and assigns an executive to address each major identified risk area and lead action plans to manage each risk. Our Board of Directors provides oversight of the ERM process and reviews the significant identified risks. Our various Board committees also play a role in risk management, as detailed in their respective charters.

Cybersecurity is a critical component of the company’s ERM program. Badger Meter has established an information security framework to help safeguard the confidentiality, integrity, and availability of information assets and ensure regulatory, operational, and contractual requirements are fulfilled. The framework includes an information security training program for all employees.  The framework is aligned to industry standards including: NIST (National Institute of Standards and Technology), International Organization for Standardization (ISO) 27001, Service Organization Control 2 (SOC2) and Sarbanes Oxley (SOX). In addition to the framework, among other mitigating actions the company maintains a cybersecurity liability insurance policy. The Board and the Audit Committee provide oversight over cybersecurity risk. The Board receives annual cybersecurity updates from senior management, including the Chief Information Officer, and the Audit Committee provides a deeper level of oversight through multiple engagements with senior management.  While the company has experienced, and expects to continue to experience, cyber threats, to date, no breaches or material incidents have occurred.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risks, including overseeing the integrity of the company’s financial statements, qualifications and independence of the independent registered public accounting firm, internal controls and general corporate ethics and compliance. In addition, the Audit Committee annually reviews and assesses the effectiveness of the company’s overall compliance program. The Compensation Committee focuses on compensation risks including risks associated with our workforce and the administration and structure of our employee benefit plans. The Governance Committee focuses on corporate governance policies and practices that help mitigate risk as well as risks associated with the environment, climate change and social issues.

Shareholder Outreach

The company regularly engages with its shareholders through proactive outreach efforts covering an array of topics such as financial performance, compensation matters, human capital management, corporate governance and ESG.  This shareholder outreach takes a combination of forms, including investor conferences, dedicated in-person or virtual meetings and phone calls. Badger Meter management routinely reports out to the Board and specific Board committees on the substance and nature of its shareholder discussions.

In conjunction with the prior year’s shareholder proposal related to board diversity, the company conducted substantial outreach efforts among its shareholders to gain insight and understanding of their views of the company’s diversity journey, including their voting considerations and deliberations with regard to the proposal.   During this proposal-specific outreach, discussions were held with investors collectively holding nearly 12 million shares, or approximately 40% of the company’s outstanding shares, and included 6 of the company’s top 10 largest shareholders.

A summary of key topics discussed during our various outreach touchpoints, including both general discussions and those specifically related to the shareholder proposal, are included below.

What We Heard	How We Responded

Shareholders appreciated the company’s voluntary disclosure of the racial/ethnic diversity of the Board in the Proxy. Investor support for the proposal was based on the company-acknowledged lack of racial/ethnic diversity of the slate of Board nominees up for election at that point in time

•Prepared and published a comprehensive Report on Board Diversity which describes concrete, actionable steps to advance Board diversity, and may be accessed here: https://s22.q4cdn.com/599610907/files/doc_downloads/board_diversity/Badger-Meter-Report-on-Board-Diversity-October-2021.pdf

•Appointed one racially diverse Board member in 2021, and an additional female Board member thus far in 2022

•Of the slate of nine directors up for election at this Annual Meeting, 33% are from underrepresented demographics; with three of the last four Board appointments being diverse

•Continue to dialogue with shareholders regarding the Board’s ongoing action steps and commitment to further advance diversity

The annual bonus and long term incentive compensation metrics should include multiple, varied measures or metrics

•The 2021 annual bonus program was modified to be based on achievement of two distinct financial metrics

•The 2021-2023 LTIP program was modified to include two long-term focused financial metrics, distinct from those used in the annual bonus program

(see additional information within the Compensation Discussion & Analysis)

A portion of equity compensation should be performance-based

•Modified equity compensation components to exclude stock option grants

•Beginning in 2021, equity compensation grants include a mix of 70% performance-based equity for the CEO, and 50% performance-based equity for other officers, with the remaining percentage comprised of time-based restricted stock grants

Provide annual disclosure of material ESG metrics

•ESG metrics historically provided within the company’s biennial Sustainability report

•Prepared and published “off-cycle” 2020 metrics in the form of a dedicated SASB/GRI report which may be found here: https://badgermeter.widen.net/s/dfzrj99wmr/bmi-sasb_gri-2020-report

Corporate Responsibility – ESG (Environmental, Social, Governance)

With the support and oversight of our Board of Directors, we continue to advance the tenets of sustainability and corporate responsibility.  The Board, primarily through its Corporate Governance and Sustainability Committee, provides oversight of the company’s overall approach to environmental, social and governance matters. The approach is informed by regular engagement with shareholders and other stakeholders. In connection with this oversight, the Board and the Corporate Governance and Sustainability Committee have reviewed the company’s sustainability strategy and regularly discuss this strategy with management.

The following reflects a few of the key recent actions, activities and highlights representing the company’s continuous improvement efforts across ESG matters:

•

The Board of Directors and its committees conducted a review of their respective charters, as well as of the Principles of Corporate Governance, in order to appropriately reflect the various ESG-related oversight and assistance that the committees provide to the full Board.  The changes reflected in the updated governance documents serve to reinforce the Board’s oversight of ESG risks and opportunities.

•

Badger Meter’s Board has been, and remains, committed to working to attract more women and racial/ethnically diverse individuals to its ranks. Three of the last four appointments to the Board of Directors have been from underrepresented demographics, which now represent 33% of the current slate of nominees for director.

•

Employee health, safety and well-being remains a top priority for the company.  Safety, as measured by our global Total Case Incident Rate (TCIR), was 0.75 in 2021, compared to 0.65 in 2020, and 0.98 in 2019. Our goal is zero. Lost time incidents declined in 2021, with an uptick in ergonomic events, which will be a focus area for education and improvement going forward.

•

Using collected 2020 baseline data for Scope 1 and 2 Greenhouse Gas (GHG) emissions, the company set a 15% intensity reduction target by 2030.  Included an annual intensity reduction goal as part of the company’s SMART goal setting process at the beginning of 2021 with first year progress in excess of the goal.

•

Implemented a baseline global employee engagement survey in 2021 as part of our continuous improvement process to enable positive change and increased employee engagement. We will utilize feedback received from the survey to identify meaningful actions targeted at fostering improvement in employee engagement, including pulse surveys to monitor effectiveness of action plans.

•

The company disclosed a variety of human capital-related diversity metrics as part of its SASB/GRI Report for 2020, and will provide comparative 2021 figures in its upcoming 2020-2021 Sustainability report. The metrics are being provided as part of our diversity journey, to hold ourselves accountable to measuring progress on the various programs and initiatives in place to advance recruitment, retention and engagement of talent.

For more information on ESG, please visit: https://www.badgermeter.com/sustainability-and-ethics/

Nomination of Directors

All members of the Governance Committee meet the definition of independence set forth by the NYSE. The Governance Committee has responsibility for recommending nominees for our Board of Directors. The Board has adopted a policy by which the Governance Committee will consider nominees for Board positions, as follows:

The Governance Committee will review each candidate’s qualifications in light of the needs of the Board of Directors and the company, considering the current mix of director attributes and other pertinent factors, with the following minimum qualifications which must be met by each director nominee:

•	Each director must display the highest personal and professional ethics, integrity and values.
•	Each director must have the ability to exercise sound business judgment.
•

Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the CEO based on that expertise and experience.
•	Each director must be able to represent all shareholders of the company and be committed to enhancing long-term shareholder value.
•	The majority of the directors must be independent, as defined herein and according to applicable rules of the SEC and the listing standards of the NYSE.
•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the company’s business.
•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by applicable rules of the SEC.
•

The Board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations and enables the Board to better represent all of the company’s constituents.  Accordingly, the Board is committed to actively seeking out highly qualified self-identified female, underrepresented minority (racial/ethnically diverse) and LGBTQ+ candidates as well as candidates with diverse backgrounds, skills and experiences as part of all Board searches the company undertakes and will ensure each pool of qualified candidates from which Board nominees are chosen includes candidates of these underrepresented demographics.

•	No candidate, including current directors, may stand for reelection after reaching the age of 72.
•

The Governance Committee will consider candidates recommended by shareholders.  There are no differences in the manner in which the Governance Committee evaluates candidates recommended by shareholders and candidates identified from other sources.

•

To recommend a candidate, shareholders should write to the Board of Directors, c/o Secretary, Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536, via certified mail. Such recommendation should include the nominating shareholder’s stock ownership, the candidate’s name and address, a brief biographical description and statement of qualifications of the candidate and the candidate’s signed consent to be named in the Proxy Statement and to serve as a director if elected.

•

To be considered by the Governance Committee for nomination and inclusion in our Proxy Statement, the Board of Directors must receive shareholder recommendations for director no less than 60 days and no more than 90 days prior to the second Saturday in the month of April or as otherwise stated in the company’s Proxy Statement. See “Other Matters” for the deadline for shareholder recommendations for directors with respect to the 2023 Annual Meeting of Shareholders.

During 2021, as part of the Board’s commitment to expand the pool of Board nominees from underrepresented demographics, the Governance Committee paid fees of approximately $125,000 to third parties to assist in identifying and/or evaluating potential candidates.

Communications with the Board of Directors

Shareholders and non-shareholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Chairman or Lead Outside Director, by submitting such communications in writing to the intended recipient, c/o Secretary, Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536, via certified mail. The Secretary will forward communications received to the appropriate party.

Categorical Independence Standards for Directors

The company’s categorical independence standards for directors are contained in the company’s Principles of Corporate Governance, which are annually reviewed by the Governance Committee. If appropriate, changes are recommended to the Board of Directors for approval.

A director who at all times during the previous three years has met all of the following categorical standards and has no other material relationships with Badger Meter, Inc. will be deemed to be independent:

1.

The company has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or CEO does not disqualify a director from being considered independent following that employment.

2.

Neither the director, nor any of his or her immediate family members, has received more than $120,000 per year in direct compensation from the company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the company need not be considered in determining independence under this test.

3.

The director has not been employed by, or affiliated with the company’s present or former internal or external auditor, nor have any of his or her immediate family members been so employed or affiliated (except in a nonprofessional capacity).

4.

Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which any of the company’s present executives serve on the compensation (or equivalent)

committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.
5.

Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by a company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the company and the director’s or immediate family member’s current employer; the company need not consider former employment of the director or immediate family member.

6.

Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which the company gives directly, or indirectly through the provision of services, more than $1 million per annum or 2% of such organization’s consolidated gross revenues (whichever is greater).

In addition to satisfying the criteria set forth above, directors who are members of the Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following additional criteria:

1.

A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the company or any subsidiary thereof, provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service).

2.

A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee, be an affiliated person of the company.

3.

If an Audit Committee member simultaneously serves on the audit committees of more than two other public companies, then the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the company’s Audit Committee. The company must disclose this determination in its Proxy Statement.

Available Corporate Governance Information

The company’s Code of Business Conduct, Principles of Corporate Governance, Code of Conduct for Financial Executives and Charters of all current Board committees are available on our website at badgermeter.com under the selection “Company” - “Investors” – “Governance”- “Governance Documents”. Copies can also be obtained by writing to the Secretary of Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536.

RELATED PERSON TRANSACTIONS

We had no transactions during 2021, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board of Directors has adopted policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•

A “related person” means any person who is, or was at some time since the beginning of the last fiscal year, (a) one of our directors, executive officers or nominees for director, (b) a greater than five percent beneficial owner of our common stock, or (c) an immediate family member of the foregoing; and

•

A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Governance Committee certain information relating to related person transactions for review and approval by the Governance Committee. Disclosure to the Governance Committee must occur before the executive officer, director or nominee for director enters into the related party transaction. The Governance Committee’s decision whether or not to approve a related person transaction is to be made in light of the Governance Committee’s determination that consummation of the transaction is not inconsistent with the interests of the company and its shareholders. Any related person transaction must be disclosed to the Board of Directors.

Certain related person transactions are deemed pre-approved, including, among others, (a) any transaction with another company, or charitable contribution, grant or endowment to a charitable organization, foundation or university, at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the company’s total annual revenues or the charitable organization’s total annual receipts, and (b) any transaction involving a related person where the rates or charges involved are determined by competitive bids.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information concerning persons known by us to beneficially own more than five percent of our common stock as of February 25, 2022.

Name	Aggregate Number of Shares	Percent of Common Stock Beneficially Owned
BlackRock, Inc.	4,963,228	17.0%	(1)
55 East 52nd Street New York, NY 10055
The Vanguard Group, Inc.	3,393,097	11.6%	(1)
100 Vanguard Boulevard Malvern, PA 19355
State Street Corporation	1,717,486	5.9%	(1)
State Street Financial Center
1 Lincoln Street
Boston, MA 02111

(1)	Beneficial ownership at December 31, 2021 per Schedule 13G and/or 13F filings.

The following table sets forth, as of February 25, 2022, the number of shares of common stock beneficially owned and the number of exercisable options outstanding by (i) each of our directors and nominees, (ii) each of the executive officers named in the Summary Compensation Table set forth below (referred to as the named executive officers or “NEOs”), and (iii) all of our directors and executive officers as a group. SEC rules define “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to such security.

Named Executive Officers and Director Nominees	Aggregate Number of Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Beneficially Owned (1)
Todd A. Adams	2,627	*	(2)
Kenneth C. Bockhorst	55,908	*	(3)
Henry F. Brooks	-	*	(4)
Melanie K. Cook	-	*	(4)
Gale E. Klappa	19,660	*	(5)
James W. McGill	4,445	*
Tessa M. Myers	5,188	*
James F. Stern	7,941	*
Glen E. Tellock	7,941	*
William R.A. Bergum	37,100	*	(6)
Gregory M. Gomez	40,165	*	(7)
Kimberly K. Stoll	14,630	*	(8)
Robert A. Wrocklage	13,566	*	(9)
All Director Nominees and Executive Officers as a Group (19 persons, including those named above)	243,103	0.8%	(10)
Director Not Standing For Re-Election
Gail A. Lione	10,154	*

*	Less than one percent
(1)

Unless otherwise indicated, the beneficial owner has sole investment and voting power over the reported shares, which includes shares from stock options that are currently exercisable or were exercisable within 60 days of February 25, 2022.

(2)

Does not include deferred director fee holdings of 11,311 phantom stock units held by Mr. Adams under the Badger Meter Deferred Compensation Plan for Directors. The value of the phantom stock units is based upon and fluctuates with the market value of the common stock. When a participant chooses to exit the plan, the phantom stock units are paid out only in cash.

(3)

Mr. Bockhorst has sole investment and voting power over 14,831 shares he holds directly, 251 shares in our Employee Savings and Stock Ownership Plan, 24,902 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 25, 2022 and 15,924 shares of restricted stock.

(4)	Mr. Brooks and Ms. Cook became new directors subsequent to the last annual director stock grant in 2021.
(5)	Mr. Klappa shares voting and investment power with his spouse for 12,209 of the reported shares, and sole voting and investment power for the remainder, all of which are held directly.
(6)

Mr. Bergum has sole investment and voting power over the 9,777 shares held directly, 11,258 shares in our Employee Savings and Stock Ownership Plan, 14,382 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 25, 2022 and 1,683 shares of restricted stock

(7)

Mr. Gomez has joint investment and voting power with his spouse over the 13,060 shares held directly, and sole investment and voting power over 13,255 shares in our Employee Savings and Stock Ownership Plan, 11,998 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 25, 2022 and 1,852 shares of restricted stock.

(8)

Ms. Stoll has sole investment and voting power over the 2,148 shares held directly, 5,946 shares in our Employee Savings and Stock Ownership Plan, 4,182 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 25, 2022 and 1,927 shares of restricted stock.   She has shared investment and voting power over 427 shares she owns with her spouse.

(9)

Mr. Wrocklage has joint investment and voting power with his spouse over the 3,474 shares held directly, and sole investment and voting power over 170 shares in our Employee Savings and Stock Ownership Plan, 3,761 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 25, 2022 and 6,161 shares of restricted stock.

(10)	For the group, the percentage was calculated by including all shares that the members have the right to acquire within 60 days of February 25, 2022.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about our executive compensation programs for 2021 and discusses the compensation decisions that we made with respect to our Named Executive Officers (NEOs).   For 2021, our NEOs were:

•	Mr. Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer;
•	Mr. Robert A. Wrocklage, Senior Vice President – Chief Financial Officer;
•	Ms. Kimberly K. Stoll, Vice President – Sales and Marketing;
•	Mr. Gregory M. Gomez (1), Vice President – Global Flow Instrumentation, International Water & Business Development; and
•	Mr. William R.A. Bergum, Vice President – General Counsel and Secretary.

(1)On February 14, 2022 Mr. Gomez announced his intent to retire from the company on September 30, 2022 after 38 years of service.

Overview of Compensation Policies and Procedures

Our executive compensation program for all executive officers, including each NEO, is administered by the Compensation and Human Resources Committee (“Compensation Committee”). The Compensation Committee is comprised of four independent directors.

The Compensation Committee is committed to developing and implementing an executive compensation program that rewards our executives for achieving specific strategic goals of the company and directly aligns the interests of all executive officers with the interests of shareholders.  Some highlights of our executive compensation program are as follows:

•	The executive compensation program is designed to attract and retain qualified executive officers, as well as motivate and reward individual and company performance.
•

The Compensation Committee strives to achieve a fair and market competitive compensation structure for our executive officers, including each NEO that supports our business by establishing an emphasis on balancing critical annual objectives and long-term strategy without encouraging excessive risk-taking.

•	The payment of annual incentive compensation is directly linked to the attainment of performance goals approved by the Compensation Committee. See “Total Compensation and Link to Performance” below.
•

The long-term incentive program is designed to align with shareholder interests by utilizing equity and other awards based on the achievement of long-duration targets in order to ensure that our executive officers are committed to and focused on our long-term success.

•

Compensation policies are structured to drive enterprise financial and operational outcomes in a manner that improves the company’s operational performance, creates shareholder value and aligns the interests of management with the interests of shareholders, in a manner that does not encourage excessive risk-taking. To discourage excessive risk-taking, the Compensation Committee conducts an annual risk assessment of our compensation plans and places great emphasis on variable and equity-based incentive compensation and stock ownership by executive officers.  See “Risk Assessment” below.

While the Compensation Committee retains sole authority in making its decisions and recommendations regarding executive compensation, it considers and reviews, among other things:

•

Compensation data for competitive businesses of similar size and business activity as obtained through an independent executive compensation consultant. The data considered includes information relative to both base salary and bonus separately and on a combined basis, as well as total cash and long-term incentive compensation.   The Compensation Committee reviews this market-based data as one reference point for compensation practices as well as a source of comparative information to assist in determining various components of compensation. However, it does not use this information to mathematically calculate compensation nor limit itself to any specified range. The Compensation Committee reviews market-based data in general terms and uses its judgment and discretion to address individual circumstances rather than simply targeting a level of compensation that falls within a specific range of the data.
•

Our financial performance as a whole relative to the prior year, our annual financial and strategic plans and other meaningful financial data, such as, but not limited to, sales, profitability, return on invested capital, cash generated from operations, primary working capital and overall financial position.

•

The recommendations of the CEO with regard to the other executive officers, including the NEOs (the CEO does not participate in determining or recommending compensation for himself). The CEO’s recommendations are given significant weight by the Compensation Committee, but the Compensation Committee remains responsible for all decisions on compensation levels for the executive officers and for our executive compensation policies and programs.

•

Regarding shareholder input and outreach, the Compensation Committee considers the results of advisory “say-on-pay” shareholder votes when making compensation decisions. The company currently holds say-on-pay votes annually, which is consistent with the results of the shareholder advisory vote on “say-on-pay frequency” that was last held at the 2017 annual meeting. At the 2021 annual meeting, approximately 95% of shares voting approved the compensation of the company’s executive officers on an advisory basis. Based on this result, the Committee concludes that our shareholders affirmatively support the company’s executive compensation philosophy, program and decisions.  As further discussed in the “Shareholder Outreach” section above, from time to time, we also meet or speak with various shareholders to discuss corporate governance, executive compensation and other matters. The Compensation Committee has considered, and will continue to seriously consider, feedback from these discussions as they review and evaluate our corporate governance practices and executive compensation program.

Executive Compensation and Governance Practices and Standards

We endeavor to maintain sound governance practices and standards consistent with our executive compensation philosophies. Below is a summary of those practices and standards:

What We Do	What We Do Not Do
✓ Use performance metrics that align pay with performance	✘ Provide excise tax gross ups ✘ Offer excessive executive perquisites

✓  Cap payouts under our annual cash bonus and long-term incentive plans

✓  Employ robust stock ownership guidelines for our CEO, NEOs and all executive officers

✓  Apply clawback provisions to annual cash bonus and long-term incentive plans

✓  Engage an independent compensation consultant that reports to the Compensation Committee

✘ Provide single-trigger change-in-control severance benefits ✘ Reprice stock options ✘ Provide incentive programs that encourage excessive risk taking

✓  Prohibit short sales, hedging or pledging of our stock by our executive officers and directors

✓  Comprise the Compensation Committee of entirely independent directors

✓  Compensation Committee regularly meets in executive session without management present

✓  Compensation Committee performs an annual risk assessment of compensation practices

Role of Compensation Consultant

For 2021, the Compensation Committee engaged Willis Towers Watson PLC (“WTW”), an independent executive compensation consultant. The Compensation Committee generally engages an independent compensation consultant and has the authority to approve fees and other terms of the engagement. The consultant’s duties for 2021 were to evaluate executive compensation, to discuss with the Compensation Committee general compensation trends, to assist the Compensation Committee with revising the company’s peer group, to provide the Compensation Committee with competitive market data relating to the compensation of each of our NEOs, and to assist our CEO in developing compensation recommendations to present to the Compensation Committee for the executive officers other than himself. The compensation consultant provides the Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The executive compensation consultant does not make specific recommendations on individual compensation amounts for the executive officers, nor does the consultant determine the amount or form of executive compensation. The Compensation Committee has assessed the independence of WTW pursuant to SEC rules and NYSE listing standards and affirmatively determined that WTW's services have not raised any conflicts of interest.

Total Compensation and Link to Performance

We strive to compensate our executive officers at market competitive levels, with the opportunity to earn above-median compensation for above-market performance, through programs that emphasize variable, performance-based incentive compensation in the form of annual cash payments, equity-based awards and a long-term incentive program. To that end, total executive compensation is tied to company performance and is structured to ensure that, due to the nature of our business, there is an appropriate emphasis on balancing critical annual objectives and long-term strategy.   We also strive to strike a balance between company financial performance and the individual performance of our executive officers. For example, the annual bonus plan is based primarily on select annual financial metrics, but includes an individual performance component for each NEO other than our CEO. The long-term incentive plan, in contrast, is based solely on financial performance, and includes awards based upon financial targets measured over a three-year performance period, and equity grants that increase or decrease in value with changes in the stock price. These programs are further described under “Amount and Elements of Compensation” below.

For those compensation components where individual performance is a consideration, individual performance is considered as part of the overall evaluation process. This evaluation of individual performance impacts the annual adjustment to base salaries for all of our executive officers and also may impact payments made under the annual bonus plan for all officers except the CEO.  For the period disclosed, the Compensation Committee determined that the performance of all executive officers was satisfactory.  As such, annual base salary adjustments were made for each executive officer based upon recommendations from the CEO (for all executive officers except the CEO) and the judgment of the Compensation Committee, and there were no discretionary increases or decreases to payments made under the annual bonus plan for 2021.

Compensation Actions in Response to the COVID-19 Pandemic

The pandemic’s impact on the company’s annual and long-term incentive compensation programs in 2021 was modest, reflective of the critical and essential nature of our products and the resiliency of our business model.  We believe that the total compensation paid or awarded to our executive officers during 2021 was consistent with our financial performance and the individual performance of each of the executive officers overall and in relation to the implications of COVID-19 on the business. Based on our analysis and the advice of WTW, we also believe that the compensation was reasonable in its totality and is consistent with our compensation philosophies as described above. As a result, no structural changes were made to the company’s annual or long-term incentive payouts for 2021.

Amount and Elements of Compensation

The Compensation Committee determines the amounts and elements of compensation under our compensation program for our executive officers. The program involves base salaries, benefits, short-term annual cash bonus plan and a long-term incentive program utilizing a mix of restricted stock and performance share awards.

Compensation Survey Data. Compensation levels are established for each executive officer by the Compensation Committee, with general reference to data supplied by WTW on organizations of similar size and business activity. WTW provided data from two sources: general industry survey data and the recent proxy statements of a peer group (discussed in the section below). The general industry survey data was obtained from the 2021 WTW Executive Compensation Database Survey. This compensation data incorporates primarily publicly-traded companies, and has a broad definition of similar business activity, thereby providing a comprehensive basis for evaluating Badger Meter’s compensation compared to market. The survey includes salaries, bonus opportunities, total cash compensation, long-term incentive compensation and total direct compensation. Where appropriate, the data was size-adjusted using regression analysis based on company revenues.

Peer Group Data. As noted above, the Compensation Committee also references compensation data from proxy statement of a peer group when establishing pay levels for executive officers.  The Compensation Committee annually reviews and approves the appropriateness of the selected peer group.  In 2021, the Compensation Committee engaged WTW to analyze the peer group using the following criteria and considerations:  complexity and business model, size, size of peer group, competitive talent market and investor profile/industry similarity.  This analysis resulted in a revision of our peer group including the removal of four companies from the list and the addition of nine new companies.  The final list of 18 peer group companies are publicly-held manufacturing companies. The compensation information for the five highest paid executives at each of the 18 companies was obtained from the proxy statements of the companies and compared to the compensation of our five highest paid executives. The companies in the peer group for 2021 were:

Brady Corporation	Evoqua Water Technologies Corp	Mueller Water Products, Inc.
CIRCOR International, Inc.	The Gorman-Rupp Company	SPX Flow, Inc.
CTS Corporation	Helios Technologies Inc	Standex International Corporation
Douglas Dynamics, Inc.	Itron, Inc.	Strattec Security Corporation
Enerpac Tool Group	Kadant, Inc.	Watts Water Technologies, Inc
ESCO Technologies, Inc.	Lindsay Corporation	Zurn Water Solutions

Base Salary. Our policy is to pay executive officers at market, with appropriate adjustments for performance and levels of responsibility. To aid the Compensation Committee in its understanding of each executive officer’s performance and levels of responsibility, the Compensation Committee is given a five-year history, which sets forth the base salary, short-term incentive awards, and long-term compensation of each such officer.

Base salary increases across all executive officers for calendar year 2021 were approved by the Compensation Committee on November 12, 2020 and ranged from 3.0% to 9.0%.  These increases were based primarily on our philosophy to set base salaries at market to maintain competitive salary levels, but they also reflect salary progression to market for less tenured executives and the positive impact each of our executive officers had on our financial and strategic results in 2020.

Base salary increases for our executive officers for calendar year 2022 were approved by the Compensation Committee on November 11, 2021 and ranged from 3.0% to 5.0% for all but one officer who is not an NEO at 13%. The increases were based primarily on our philosophy to set base salaries at market to maintain competitive salary levels and the positive impact each of our executive officers had on our financial and strategic results in 2021, with the larger increase reflecting salary progression to market for a less tenured officer.

Annual Bonus Plan for 2021. Our annual bonus plan is designed to reward executive officers, along with other leaders and most salaried employees of Badger Meter.  The plan is intended to provide a competitive level of compensation when performance objectives and metrics are achieved. Under the 2021 annual bonus plan, the target bonus level for the CEO was 110% of base salary and the target bonus levels for all other NEOs ranged from 35% - 55% of base salary, depending on scope of the NEOs duties and responsibilities.

The targets set pursuant to the annual bonus plan for 2021 were comprised of two equally weighted, financial performance metrics: adjusted EBITDA (50% weighting) and adjusted absolute free cash flow (50% weighting). We generally define EBITDA as GAAP net earnings plus interest, income taxes, depreciation and amortization.  We define absolute free cash flow as GAAP cash flow from operations less capital expenditures. The company believes EBITDA is an important supplemental measure of performance and is frequently used by analysts, investors, lenders and other interested parties in evaluating companies in our industries.  Further, the company believes absolute free cash flow is in an important metric as it captures the company’s ability to generate cash and therefore, grow the company’s revenues, profits, and returns over time.

Per the terms of our annual bonus plan, the Compensation Committee may make adjustments to reported EBITDA and free cash flow for certain items.  For example, in the past the Compensation Committee has excluded pension curtailment or termination charges, costs (other than internal labor) associated with actual or potential acquisitions, results of newly acquired entities not contemplated at the time of target setting and other non-operating items such as significant gains or losses from the disposal or impairment of long-term assets. For 2021, the Compensation Committee approved an adjustment to EBITDA (and related bonus payments) for costs associated with acquisition due diligence and closing incurred in 2021.

Details of the annual bonus targets and achievement specific to executive officers, including our NEOs, for the two financial performance metrics for 2021 were as follows (in millions):

	2021 Annual Bonus Scale			2021 Annual Bonus Achievement
	Threshold	Target	Maximum	Actual
2021 Adjusted EBITDA	$97.6	$101.7	$106.1	$106.6
Bonus Payout	50%	100%	200%	200%
2021 Absolute Free Cash Flow	$67.7	$70.8	$74.1	$80.8
Bonus Payout	50%	100%	200%	200%

The blended results of the individual metric achievement equated to a combined bonus payout for all executive officers, including the NEOs, of 200%.

The 2021 annual bonus for each executive officer, except the CEO, could also be adjusted up or down 10% at the discretion of the Compensation Committee. Further, the Compensation Committee has the authority to award special performance bonuses.   No such adjustments were made for 2021 for the regular program, and no special performance bonuses were awarded.

Details of the annual bonus targets utilizing the two financial performance metrics for 2022 (in millions) are as follows:

	2022 Annual Bonus Scale
	Threshold	Target	Maximum
2022 Adjusted EBITDA	$106.6	$111.9	$117.3
2022 Absolute Free Cash Flow	$71.0	$77.0	$83.0
Bonus Payout	50%	100%	200%

In setting the 2022 financial performance targets, the Compensation Committee considered multiple factors, including: our annual financial and strategic business plans; our historical performance; the projected contributions of recently completed acquisitions; carry-over implications of accruals and adjustments, and other factors the Compensation Committee deemed appropriate.

Long-Term Incentive Plan (referred to as LTIP)

In determining the amount of incentive compensation to be awarded to each NEO under the LTIP, we consider the amount of long-term incentives provided by companies in the competitive market data supplied by WTW and the peer group as a guidepost.  We primarily structure the LTIP equity mix based on our compensation objectives, specifically, the desire to ensure that executive compensation is tied to our performance, with an appropriate balance of time-based and performance-based vesting. Furthermore, the individual performance of each NEO was considered as part of the overall evaluation process, with the Compensation Committee determining that the performance of each of the NEOs was satisfactory.

Awards under the LTIP are comprised of two forms of equity compensation - performance share units (PSUs) which are earned based on the achievement of objective performance criteria over a three-year period, and restricted stock awards, which vest ratably over a three-year period. Consistent with prevailing market practice of emphasizing performance-based equity compensation, PSUs make up 70% of the CEO’s, and 50% of the other NEOs’, target LTIP compensation. The LTIP award mix between restricted stock awards and PSUs also is intended to promote share ownership (aligned with our share ownership guidelines) and motivate our executives to succeed in the long-term.

Achievement/vesting of the PSUs is based upon two equally weighted financial performance metrics – adjusted free cash flow conversion (50% weighting) and adjusted return on invested capital (“ROIC”) (50% weighting) as measured over a three-year performance period.  We generally define free cash flow conversion as free cash flow divided by net earnings before special items.  We believe free cash flow conversion is a valuable metric that captures the efficient generation and use of cash.  We generally define ROIC as net operating profit after-tax, utilizing a fixed tax rate, divided by the simple average of beginning and ending net debt plus shareholder’s equity.  We believe ROIC is a valuable metric that is utilized to ensure that our executives remain focused on effectively employing capital, while maximizing shareholder value creation in the execution of our growth strategy.  The PSUs are only earned if performance targets are achieved at the end of a three-year measurement period (i.e., no interim vesting).

The Compensation Committee approved a threshold, target and maximum performance goal for each of the free cash flow conversion and ROIC metrics.  The number of PSUs that would vest for such achievement levels are 50% for threshold, 100% for target, and 200% for maximum, with vesting pro-rated for performance between these points.  If the company does not achieve the threshold performance level, then no portion of the PSUs tied to that performance metric will vest.

In setting the free cash flow conversion and ROIC targets, the Compensation Committee considered multiple factors, including: our annual financial and long-term strategic business plans; investor expectations; peer and broader market historical performance and Badger Meter’s historical performance.  The free cash flow conversion and ROIC targets are established at levels that are intended to incentivize achievement of our long-term strategic plans and the continuous improvement of returns relative to historic levels and our ongoing cost of capital.

In addition to the stock awards described above, one-time stock awards may be granted to new executive officers either upon hire or within one year of becoming an executive officer.  No such awards were granted to NEOs in 2021.

In selecting a date of grant for any stock awards, the Compensation Committee establishes a date that avoids any inference with the release of material non-public information. Stock awards use an average of the prior 10 days closing prices to determine the number of shares granted based on a predetermined dollar value.

LTIP for 2020 and years prior:  For 2020 and years prior, long-term incentive compensation awards for the executive officers were comprised of 30% restricted stock awards, 30% stock option awards and 40% cash bonus.   Under the LTIP cash award program, the Compensation Committee established three-year adjusted operating earnings goals that are the basis for threshold, target and maximum payout amounts for the three-year performance period. At the threshold, target and maximum levels of adjusted operating earnings, the executive officers earn 50%, 100% and 200%, respectively, of the target cash payout for each officer, with the payouts pro-rated for performance between these amounts. The table below summarizes the threshold, target, and maximum operating earnings goals (in millions) for each remaining performance period, as well as the actual achievement (in millions) for the most recently completed three-year performance period:

	LTIP Incentive Plan (Cash Award) - Adjusted Operating Earnings Scale			LTIP Incentive Achievement
Performance Period	Threshold (50%)	Target (100%)	Maximum (200%)	Actual
2019 - 2021	$196.1	$215.2	$235.0	$205.4 (74.2%)
2020 - 2022	$202.4	$218.5	$232.2	NA

Adjusted operating earnings utilized to determine achievement for the LTIP cash award is subject to the same potential for approved adjustments as to adjusted EBITDA under the annual bonus plan, as described above.

Employee Annual Cash Bonus

Annual cash bonuses are also paid to various salaried employees using the same adjusted EBITDA and free cash flow threshold and target levels as used for the executive officers and previously described under “Amount and Elements of Compensation - Annual Bonus Plan.” For 2021, approximately 336 salaried employees participated in that bonus plan.

In addition, the company authorized a discretionary bonus for approximately 175 non-union, hourly/non-exempt employees in the US, not otherwise eligible to participate in the salaried employee annual cash bonus, or other incentive bonus programs.  This discretionary bonus was authorized in appreciation for their exceptional performance, customer focus and commitment in 2021.  Beginning in 2022, this employee group will be eligible to participate in the salaried employee annual cash bonus program described above.

Other Benefits

Salary Deferral Plan. All executive officers are eligible to participate in a Salary Deferral Plan described in Note 1 of the “Nonqualified Deferred Compensation Table” below. The Compensation Committee believes that it is appropriate to offer this program to enable the executive officers to better manage their taxable income and retirement planning. Based on its analysis and the advice of WTW, the Compensation Committee believes that this program is competitive with comparable programs offered by other companies. As of December 31, 2021, three executive officers, one of whom is a NEO for 2021, had balances in the Salary Deferral Plan.  For more information, see “Salary Deferral Plan” below.

Supplemental Retirement Plans. We offer a supplemental retirement plan to certain employees, including executive officers. The purpose of this plan is to compensate certain employees for compensation reductions caused by salary deferrals or by regulatory compensation limitations on qualified plans. The Compensation Committee believes that this supplemental retirement plan is appropriate to attract and retain qualified executives. For more information, see “Retirement Benefits” below.

Additional Benefits. Each executive officer receives his/her choice of either the use of a company-paid leased vehicle for both personal and business purposes, or a vehicle allowance.  All executive officers participate in the Badger Meter, Inc. Employee Savings and Stock Ownership Plan (“ESSOP”) and other benefit plans provided to all of our U.S. employees.  Executive officers are provided with a company-paid long-term disability plan that provides replacement income for approximately 60% of executive base salary and bonus in the event of a qualified long-term disability.  Executive officers are provided a taxable benefit up to $5,000 of annual financial/estate planning reimbursement.  In addition, executive officers are required to participate in an annual executive physical program designed to proactively identify and address medical issues and health risks.

Clawback Policy.  The company has a Compensation Recoupment Policy (commonly referred to as a “clawback policy”). The clawback policy is designed to ensure that incentive-based compensation is paid to executive officers based on accurate financial statements and ethical and legal conduct. In the event that we are required to prepare an accounting restatement due to the material noncompliance with accounting rules, or we determine that an executive officer engaged in illegal or fraudulent conduct or materially breached the company’s Code of Business Conduct, the result of which is adverse to the company, whether financial or reputational harm, the policy requires the recoupment of certain incentive-based compensation that was granted to current or former executive officers of the company who received incentive-based compensation at any time after the effective date of policy and during the three-year period preceding the date on which we are required to prepare the accounting restatement, or, respectively, the date on which we determined the conduct occurred that caused the company the aforementioned harm.

Section 162(m) Limitations. The company’s compensation programs were designed generally to ensure tax deductibility of the compensation paid under the incentive plans based on tax regulations in effect at the time the plans were adopted, including Section 162(m) of the Internal Revenue Code.  In December 2017, the Tax Cuts and Jobs Act of 2017 (“Tax Act”) was enacted in the United States. Among other changes, the Tax Act eliminated prospectively the provisions under Section 162(m) of the Internal Revenue Code that allowed tax deductions for certain performance-based compensation above the $1.0 million deductibility limit for certain executive officers, subject to transitional provisions for compensation and grants awarded prior to November 2017.  Although the Tax Act substantially changed certain elements of tax deductibility of executive compensation, including the loss of certain deductions keyed to the former specified performance-based standards, the Compensation Committee intends to continue to structure compensation programs to be consistent with its pay-for-performance philosophy. During the transition period, the Compensation Committee anticipates taking appropriate action to preserve the deductibility for past awards to the extent reasonably possible and as permitted by transitional provisions.

Tax Gross-ups. The company does not provide tax gross-ups to any of the executive officers.

Potential Payments Upon Termination or Change-in-Control

We have entered into Key Executive Employment and Severance Agreements (each referred to as a KEESA) with all executive officers, whose expertise has been critical to our success, to encourage them to remain with us in the event of any merger or transition period. The Compensation Committee has reviewed these agreements and determined that they are appropriate given competitive market practices. Each KEESA requires a “double-trigger,” providing for payments in the event there is a change-in-control and (1) the executive officer’s employment with us terminates (whether by us, the executive officer or otherwise) within 180 days prior to the change-in-control and (2) it is reasonably demonstrated by the executive officer that (a) any such termination of employment by us (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control, or (b) any such termination of employment by the executive officer took place because of an event that allowed the termination for good reason, which event (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change-in- control or (ii) otherwise arose in connection with or in anticipation of a change-in-control. For more information regarding the KEESAs, see the discussion in “Potential Payments Upon Termination or Change-in-Control” below.

Common Stock Ownership Guidelines and Hedging and Pledging Policies

We believe that it is important to align executive and shareholder interests by defining stock ownership guidelines for our executives. As a result, each executive officer is expected to hold common stock equal to at least two-times his or her annual base salary, except the CEO who is expected to hold common stock equal to at least three-times his annual base salary. New executive officers are expected to achieve this level of stock ownership within a reasonable time, but in any event, within six years of becoming an executive officer. Each executive officer, including each NEO either met the targeted level of stock ownership, or are within the permitted six-year window to achieve the ownership requirement.

Additionally, we have a policy that prohibits our executive officers, as well as our directors, from engaging in short selling, hedging transactions (including the purchase of prepaid variable forward contracts, equity swaps, collars and exchange funds) and from holding our common stock in a margin account or pledging our common stock as collateral for a loan.

Risk Assessment

The Compensation Committee conducts an annual risk assessment of our compensation programs to determine whether our compensation policies and practices are reasonably likely to have a material adverse effect on the company. Based on this assessment, the Compensation Committee believes that our compensation program is balanced and does not motivate or encourage unnecessary or excessive risk taking because of, in part, the following:

•	Base salaries are fixed in amount and thus do not encourage risk taking;
•	Our annual bonus plan is designed to align compensation with our shareholders’ interests over the long term;
•	Our long-term incentive plan uses a mix of performance measures that are designed to reward our executives only if the company is achieving positive long-term growth;
•	We apply clawback provisions to the annual cash bonus and long-term incentive plans;
•	We maintain appropriate caps on incentives; and
•	We have limited and appropriate perquisites.

Summary Compensation Table

The following table sets forth information concerning compensation earned or paid to each of the NEOs for each of the last three fiscal years in which they were an NEO, as applicable. The NEOs are our principal executive officer, principal financial officer and three other most highly compensated executive officers employed as of December 31, 2021.

Summary Compensation Table for 2021 (all amounts in $)

						Non-Equity Incentive Plan Compensation		Change in Pension and Non-Qualified
Name & Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Annual Bonus (5)	LTIP Cash (6)	Deferred Compensation (7)	All Other Compensation (8)	Total
Kenneth C. Bockhorst	2021	640,000	—	1,199,221	-	1,408,000	276,024	72,945	78,129	3,674,319
Chairman, President &	2020	593,712	—	314,380	317,986	697,410	—	76,854	59,992	2,060,334
CEO	2019	575,000	—	277,524	278,988	442,750	—	48,578	42,357	1,665,197

Robert A. Wrocklage	2021	350,000	—	326,002	-	385,000	59,360	19,885	44,430	1,184,677
Senior Vice President - Chief	2020	308,923	—	77,098	77,988	199,584	—	16,524	35,834	715,951
Financial Officer	2019	300,000	16,500	59,670	59,987	127,050	—	4,056	34,493	601,756

Kimberly K. Stoll	2021	263,000	—	134,395	-	210,400	37,100	6,005	42,418	693,318
Vice President - Sales and	2020	246,173	—	40,030	40,489	115,668	—	4,912	39,837	487,109
Marketing	2019	245,300	—	37,287	37,492	75,552	38,275	4,024	35,667	473,597

Gregory M. Gomez	2021	263,000	—	134,395	-	210,400	32,648	6,102	42,006	688,551
Vice President - Flow Instru-	2020	246,173	—	40,030	40,489	115,668	—	5,343	33,420	481,123
mentation and Global Utility	2019	244,200	9,768	32,798	32,997	75,214	33,682	3,735	31,608	464,002

William R.A Bergum	2021	247,000	—	119,942	-	197,600	29,680	4,574	44,210	643,006
Vice President - General
Counsel and Secretary
(1)	2020 salaries for all executive officers include a temporary reduction of 20% for a total of nine weeks during April – June 2020 in response to COVID.
(2)	The amount reflects a discretionary bonus representing a 10% upward adjustment to the annual bonus awarded for exceeding various individual performance goals in 2019.
(3)

For all NEO’s, these amounts reflect the grant date fair value of the restricted stock awards made in each respective year, plus the grant date fair value of performance share units granted in 2021.  The fair value is determined based on the market price of the shares on the grant date and, for the PSUs, assumes that both performance goals are achieved at target and 100% of the PSUs granted will be earned.  The value of the PSUs as of the grant date assuming the maximum 200% performance level for both PSU performance metrics for each NEO is:  Mr. Bockhorst $1,678,989; Mr. Wrocklage $326,002; Ms. Stoll $134,496; Mr. Gomez $134,496 and Mr. Bergum $120,043.  More details regarding the assumptions made in valuing these awards can be found under the captions “Restricted Stock” and “Performance Share Units” in Note 5 to the Consolidated Financial Statements in our 2021 Annual Report on Form 10-K.  These awards were made on the first Friday of March in each year.

(4)

These amounts reflect the grant date fair value of the option awards made in each respective year. The strike price is the closing price of our common stock on the NYSE on the first Friday of March of each year. The assumptions made in valuing the option awards are included under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements in our 2021 Annual Report on Form 10-K and such information is incorporated herein by reference.  Beginning in 2021, the company no longer awards stock option grants.

(5)

“Non-Equity Incentive Plan Compensation - Annual Bonus” amounts represent annual incentive bonuses earned during the year indicated but paid in February of the following year. For example, any bonus earned during 2021 was paid in February of 2022 under the bonus program described in the “Compensation Discussion and Analysis”.

(6)

The “Non-Equity Incentive Plan Compensation - LTIP Cash” represents the amount earned for the three-year plan ending as of the year shown under our LTIP plan, as described in the “Compensation Discussion and Analysis”. At the conclusion of each three-year plan, any amounts earned are paid in February of the following year.  The amount paid in February 2022 was based on plan performance for the three-year performance period 2019-2021.

(7)

“Change in Pension Value and Non-Qualified Deferred Compensation” includes the 2021 aggregate increase in the actuarial present value of each NEO’s accumulated benefit under our non-qualified unfunded supplemental retirement plan, using the same assumptions and measurement dates used for financial reporting purposes with respect to our audited financial statements.  It also includes $560 for Mr. Wrocklage, representing earnings on deferred compensation in excess of 120% of the applicable federal rate.

(8)	“All Other Compensation” for 2021 includes the following items:
a.	Contributions to the Badger Meter, Inc. ESSOP of $4,875 each for each NEO. The defined contribution feature of the plan resulted in contributions of $17,444 for all NEOs.
b.	Dividends on restricted stock of $13,692 for Mr. Bockhorst, $4,807 for Mr. Wrocklage, $1,481 for Ms. Stoll, $1,408 for Mr. Gomez and $1,281 for Mr. Bergum.
c.	Vehicle usage of $17,172 for Mr. Bockhorst, $11,100 for Mr. Wrocklage, $12,716 for Ms. Stoll, $10,697 for Mr. Gomez and $12,412 for Mr. Bergum.
d.	Taxable Supplemental Long Term Disability Insurance premiums of $22,966 for Mr. Bockhorst, $5,779 for Mr. Wrocklage, $5,901 for Ms. Stoll, $7,582 for Mr. Gomez and $4,708 for Mr. Bergum
e.	Taxable financial planning assistance of $1,980 for Mr. Bockhorst, $425 for Mr. Wrocklage and $3,490 for Mr. Bergum.

Grants of Plan-Based Awards

The following table sets forth information regarding all plan-based awards that were granted to the NEOs during 2021, including incentive plan awards (equity-based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to an NEO during the year. Non-equity incentive plan awards are awards that are not subject to FASB ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period. The equity incentive awards are subject to a performance condition or a market condition as those terms are defined by FASB ASC Topic 718.

Grants of Plan-Based Awards for 2021

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	Grant Date Fair Value of
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Restricted Shares (#)	Stock and Option Awards ($)
Kenneth C.	3/5/2021	(1)							3,584	359,726
Bockhorst	3/5/2021	(1)				4,182	8,364	16,728		839,495
	2/11/2021	(2)	352,000	704,000	1,408,000
Robert A.	3/5/2021	(1)							1,624	163,001
Wrocklage	3/5/2021	(1)				812	1,624	3,248		163,001
	2/11/2021	(2)	96,250	192,500	385,000
Kimberly K.	3/5/2021	(1)							669	67,148
Stoll	3/5/2021	(1)				335	670	1,340		67,248
	2/11/2021	(2)	52,600	105,200	210,400
Gregory M.	3/5/2021	(1)							669	67,148
Gomez (3)	3/5/2021	(1)				335	670	1,340		67,248
	2/11/2021	(2)	52,600	105,200	210,400
William R.A.	3/5/2021	(1)							597	59,921
Bergum	3/5/2021	(1)				299	598	1,196		60,021
	2/11/2021	(2)	49,400	98,800	197,600

(1)	These awards were granted in 2021 under the LTIP. See the discussion of the plan in “Compensation Discussion and Analysis – Amount and Elements of Compensation.”
(2)

These awards were granted in 2021 under the annual bonus plan to be paid out in 2022. The actual results for 2021 are discussed in the “Compensation Discussion and Analysis – Amount and Elements of Compensation.”

(3)

In February 2022, Mr. Gomez announced his intent to retire effective September 30, 2022.  In accordance with his retirement agreement, equity awards not yet vested as of March 31, 2022 will be forfeited, including all awards under the the Equity Incentive Plan heading and 446 restricted shares.

Equity Incentive Plan Awards represent the fair value of performance share units granted to each NEO on March 5, 2021 under the 2011 Omnibus Incentive Plan and are valued at the closing price of the common stock on that date ($100.37 per share).  Share vesting is subject to performance criteria which are discussed in the “Compensation Discussion and Analysis – Amount and Elements of Compensation.”

Stock Awards represent the fair value of restricted stock awards granted to each NEO on March 5, 2021 under the 2011 Omnibus Incentive Plan and are valued at the closing price of the common stock on that date ($100.37 per share). The restricted stock vests ratably over three years from the date of grant. Dividends on the restricted shares are accrued during the vesting period and paid to the recipient upon full vesting of the shares.

Outstanding Equity Awards At Year-End

The following table sets forth information on outstanding option and stock awards held by the NEOs at December 31, 2021, including the number of shares underlying both exercisable and unexercisable portions of each stock option award as well as the exercise price and expiration date of each outstanding option.

Outstanding Equity Awards as of December 31, 2021

	Option Awards (1)				Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Shares of Stock That Have Not Vested (#) (2)	Market Value of Shares of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Unearned Shares That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (4)
Kenneth C.	6,324	4,216	48.200	3/2/2028	15,924	1,696,861	8,364	891,268
Bockhorst	6,131	9,198	59.850	3/1/2029
	3,636	14,545	63.040	3/6/2030
Robert A.	1,318	1,978	59.850	3/1/2029	6,161	656,516	1,624	173,053
Wrocklage	891	3,568	63.040	3/6/2030
Kimberly K.	577	-	33.975	3/4/2026	1,927	205,341	670	71,395
Stoll	521	522	36.450	3/3/2027
	406	811	48.200	3/2/2028
	412	1,236	59.850	3/1/2029
	463	1,852	63.040	3/6/2030
Gregory M.	3,378	-	28.330	3/6/2025	1,852	197,349	670	71,395
Gomez (5)	2,886	-	33.975	3/4/2026
	1,835	459	36.450	3/3/2027
	1,069	714	48.200	3/2/2028
	725	1,088	59.850	3/1/2029
	463	1,852	63.040	3/6/2030
William R.A.	2,362	-	25.645	3/1/2023	1,683	179,340	598	63,723
Bergum	2,416	-	27.180	3/7/2024
	2,416	-	28.330	3/6/2025
	2,064	-	33.975	3/4/2026
	1,584	397	36.450	3/3/2027
	972	649	48.200	3/2/2028
	659	989	59.850	3/1/2029
	428	1,716	63.040	3/6/2030

(1)

No option awards outstanding for any of the NEOs as of December 31, 2021 were related to equity incentive programs, the realization of which would depend on specific financial or performance outcomes.  Options vest at a rate of 20% per year and have a ten-year life.  No options were granted in 2021.

(2)

Restricted stock awards granted in 2021 vest ratably over three years, while those granted prior to 2021 vest 100% three years from date of grant.  New hire grants to both Mr. Bockhorst (October 11, 2017 in the amount of $700,000 or 13,579 shares) and to Mr. Wrocklage (August 15, 2018 in the amount of $300,000 or 5,791 shares) vest ratably over a five-year period.

(3)

Performance share unit award vesting is subject to achievement of performance targets at the end of a three-year measurement period (i.e., no interim or pro rata vesting).  The achievement levels for the PSUs are 50% threshold, 100% target, and 200% maximum, with vesting pro-rated for performance between these points. See “Compensation Discussion and Analysis – Amount and Elements of Compensation” for further information.

(4)	The market value was determined utilizing the December 31, 2021 stock price of $106.56.
(5)

In February 2022, Mr. Gomez announced his intent to retire effective September 30, 2022.  In accordance with his retirement agreement, awards not yet vested as of March 31, 2022 will be forfeited.  This includes 357 option awards at $48.20, 725 at $59.85 and 1,389 at $63.04, as well as 1,081 restricted stock awards and 670 performance share units.

Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options exercised during 2021 for each of the NEOs on an aggregate basis. It also gives the number of shares of restricted stock that vested during 2021 and the value of the March vesting (if applicable) for all NEOs at a price of $104.15 per share.

Option Exercises and Stock Vested for 2021

	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vested Shares ($)
Kenneth C. Bockhorst (1)	—	—	6,684	686,252
Robert A. Wrocklage (2)	—	—	1,158	121,034
Kimberly K. Stoll	3,363	222,228	763	79,466
Gregory M. Gomez	5,654	448,735	671	69,885
William R.A. Bergum	—	—	610	63,532

(1)	Mr. Bockhorst’s stock award vesting includes 2,716 shares vested on October 11, 2021 at a value of $100.51 per share associated with his new hire grant.
(2)	Mr. Wrocklage’s stock award vesting includes 1,158 shares vested on August 13, 2021 at a value of $104.52 per share associated with his new hire grant.

For further details regarding equity awards see the description of the LTIP in “Compensation Discussion and Analysis – Amount and Elements of Compensation.”

Retirement Benefits

Qualified Defined Contribution Plan

We maintain a defined contribution retirement plan (through the ESSOP) covering all domestic salaried employees, including each NEO.  Under the defined contribution plan, each applicable NEO has an account balance which is credited annually with dollar amounts equal to a percentage of compensation (5% in 2021), plus 2% of compensation in excess of the Social Security wage base. Individuals then invest the funds in various investment vehicles offered to all employees. Any amounts exceeding qualified plan limits are reflected in the “Non-Qualified Unfunded Supplemental Retirement Plan” section below. Amounts credited in 2021 for each NEO was $17,444.  These are included in “All Other Compensation” in the Summary Compensation Table for 2021. Such amounts were credited to their accounts in early 2022.

Non-Qualified Unfunded Supplemental Retirement Plan

Since benefits under our retirement programs are based on taxable earnings, any deferral of salary or bonus can result in a reduction of these benefits. To make executives whole for this reduction, participants in the salary deferral program also participate in a non-qualified unfunded supplemental retirement benefit plan designed to compensate for reduced retirement benefits caused by the deferral of salary. Benefits under this plan represent the difference between normal retirement benefits that the executive officer would have earned if no salary had been deferred, and the reduced benefit level due to the salary deferral.

Internal Revenue Service regulations limit the amount of compensation to be considered in qualified benefit calculations to $290,000 in 2021, and varying amounts for prior years. Any employee, including any NEO, whose compensation is in excess of the Internal Revenue Service limits also participates in the non-qualified unfunded supplemental retirement plan. Benefits from this plan are calculated to provide the participant the same retirement benefits as if there were no compensation limit. These benefits are included in the table below.

The following table sets forth the actuarial present value of each NEO’s accumulated benefit under the Non-Qualified unfunded supplemental retirement plan, assuming benefits are paid at normal retirement age based on current levels of compensation and the present value of the supplemental plan.

Non-Qualified Unfunded Supplemental Retirement Plan As of December 31, 2021

Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2021 ($)
Kenneth C. Bockhorst	4.3	220,807	—
Robert A. Wrocklage	3.4	39,781	—
Kimberly K. Stoll	13.4	28,464	—
Gregory M. Gomez	37.6	28,568	—
William R.A. Bergum	18.3	10,821	—

Non-Qualified Deferred Compensation

The following table sets forth annual executive officer and company contributions under the non-qualified deferred compensation plan, as well as any withdrawals, earnings and fiscal year-end balances in this plan.

Non-Qualified Deferred Compensation for 2021 ($)

Name	Executive Contributions in 2021 (1)	Company Contributions in 2021	Aggregate Earnings in 2021 (2)	Aggregate Withdrawals/ Distribution	Aggregate Balance at December 31, 2021 (3)
Robert A. Wrocklage	52,500	—	1,109	—	76,937

(1)

All executive officers are eligible to participate in a Salary Deferral Plan. Under this plan, executive officers may elect to defer up to 50% of their annual base salary and up to 100% of their annual bonuses. Participants may elect to defer payment for a specified period of time or until retirement or separation from service. Participants may also elect a lump-sum payout or annual installments up to ten years. Interest is credited quarterly on the deferred balances at an annual interest rate equal to the sum of the five-year U.S. Treasury constant maturities rate of interest plus one and one-half percent.  Mr. Wrocklage is currently the only NEO to participate in the plan.

(2)

The portions of the 2021 earnings shown in the above table that are considered above-market (as quantified in Note 7 to the Summary Compensation Table) are also included in the Summary Compensation Table.

(3)	$23,293 of the amount reported in this column was previously reported as compensation in the Summary Compensation Table for fiscal years prior to 2021.

Potential Payments Upon Termination or Change-in-Control

We have entered into Key Executive Employment and Severance Agreements with all executive officers to encourage them to remain with us in the event of any merger or transition period. Each KEESA provides for payments in the event there is a change-in-control and (1) the executive officer’s employment with us terminates

(whether by us, the executive officer or otherwise) within 180 days prior to the change-in-control and (2) it is reasonably demonstrated by the executive officer that (a) any such termination of employment by us (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control, or (b) any such termination of employment by the executive officer took place because of an event that allowed the termination for good reason, which event (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control.

There are two forms of the KEESA. The KEESA for the CEO provides for payment of salary and annual incentive compensation of three years, as well as the actuarial equivalent of the additional retirement benefits he would have earned had he remained employed for three more years, continued medical, dental, and life insurance coverage for three years, outplacement services and financial planning counseling. The KEESA for all other executive officers provides for payment of two years of salary and annual incentive compensation, along with two years coverage pursuant to the other benefits set forth above. Any executive officer who receives compensation under the KEESA is restricted from engaging in competitive activity for a period of six months after termination and is required to maintain appropriate confidentiality relative to all company information. Following the amendment in February 2021, the KEESA also provides that, if excise taxes would be imposed because of the golden parachute excise tax provisions of Code Sections 280G and 4999, payments to be made to the executive shall either be (A) paid in full or (B) reduced such that the value of the aggregate total payments that the executive is entitled to receive shall be one dollar ($1) less than the maximum amount which the executive may receive without becoming subject to the tax imposed by Section 4999 of the Code (or any successor provision) or which the company may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision), whichever of clause (A) or (B) results in the receipt by the executive of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local taxes and the excise tax).

For purposes of each KEESA, a “change-in-control” is deemed to have occurred if (1) any person (other than the company or any of its subsidiaries, a trustee or other fiduciary holding securities under any employee benefit plan of the company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of stock in the company) is or becomes the beneficial owner, directly or indirectly, of 25% or more of our voting securities; or (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on July 31, 1999, constituted the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on July 31, 1999 or whose appointment, election or nomination for election was previously so approved; or (3) our shareholders approve a merger, consolidation or share exchange of the company with any other corporation or approve the issuance of our voting securities in connection with a merger, consolidation or share exchange of the company, with limited exceptions; or (4) our shareholders approve a plan of complete liquidation or dissolution of the company or an agreement for the sale or disposition by us of all or substantially all of our assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by us of all or substantially all of our assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the company immediately prior to such sale.

For purposes of each KEESA, “good reason” means that the executive officer has determined in good faith that any of the following events has occurred: (1) any breach of the KEESA by us other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that we promptly remedy; (2) any reduction in the executive officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the executive officer in effect at any time during the 180-day period prior to the change-in-control or, to the extent more favorable to the executive officer, those in effect after the change-in-control; (3) a material adverse change, without the executive officer’s prior written consent, in the executive officer’s working conditions or status with us from such working conditions or status in effect during the 180-day period prior to the change-in-control or, to the extent more favorable to the executive officer, those in effect after the change-in-control; (4) the relocation of the executive officer’s principal place of employment to a location more than 35 miles from the executive officer’s principal place of employment on the date 180 days prior to the change-in-control; (5) we require the executive officer to travel on business to a materially greater extent than was required during the 180-day period prior to the change-in-control; or (6) we terminate the executive officer’s employment after a change-in-control without delivering the required notice, in specified circumstances.

The following table describes the potential payments upon termination and a change-in-control. This table assumes the NEO’s employment was terminated on December 31, 2021, the last day of our prior fiscal year and that the price per share of the company’s securities is the closing market price as of that date.

KEESA Benefits if Exercised at December 31, 2021 ($)

Name	Salary and Incentives	Value of Unvested Options and Restricted Stock	Retirement Benefits	Welfare Benefits & Other	Total
Kenneth C. Bockhorst	7,782,000	3,896,812	119,765	101,436	11,900,013
Robert A. Wrocklage	1,765,000	1,077,241	41,509	91,545	2,975,295
Kimberly K. Stoll	1,016,400	498,996	29,749	90,995	1,636,140
Gregory M. Gomez	1,016,400	474,013	29,749	82,036	1,602,198
William R.A. Bergum	941,600	429,649	27,585	98,648	1,497,482

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the annual report on Form 10-K for the fiscal year ended December 31, 2021.

Todd A. Adams, Chairman
Gale E. Klappa Gail A. Lione
Gail A. Lione
James W. McGill

Director Compensation

Compensation Philosophy and Role of the Compensation and Human Resources Committee

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the Board of Directors. We believe that our director compensation is competitive relative to the market. Director compensation is determined by the Compensation Committee with approval by the full Board of Directors, and equity programs such as our Director Stock Grant Plans, are approved by shareholders.

Recommendations regarding outside director compensation are made by the Compensation Committee. The Compensation Committee refers to independent director compensation studies provided by the National Association of Corporate Directors (NACD) to obtain relevant market data used in developing compensation recommendations.  All decisions on director compensation levels and programs are made by the full Board of Directors based on the recommendations provided by the Compensation Committee.

Director Compensation Table and Components of Director Compensation

The following table summarizes the director compensation for calendar 2021 for all of the non-employee directors. Mr. Bockhorst did not receive any additional compensation for his services as a director beyond the amounts previously disclosed in the Summary Compensation Table.

Director Compensation for 2021 ($)

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Total
Todd A. Adams	72,000	58,674	130,674
Henry F. Brooks (1)	24,032	-	24,032
Gale E. Klappa	80,000	58,674	138,674
Gail A. Lione	66,000	58,674	124,674
James W. McGill	66,000	58,674	124,674
Tessa M. Myers	66,000	58,674	124,674
James F. Stern	66,000	58,674	124,674
Glen E. Tellock	75,000	58,674	133,674

(1)	Henry F. Brooks was appointed to the Board of Directors in August 2021. Fees earned represent a partial year of service in calendar 2021.
(2)

Retainer. In 2021, non-employee directors on the Board for the entire year received a $66,000 annual retainer. In addition, they are reimbursed for reasonable out-of-pocket travel, lodging and meal expenses. The Lead Outside Director received an annual fee of $10,000.  The chairman of the Audit Committee received an annual fee of $9,000. The chairman of the Compensation Committee received a fee of $6,000.  The chairman of the Governance Committee received $4,000.

(3)

Stock Grants. Each director was awarded a grant of stock valued at $60,000. This number of shares is based on the average of the 10 days’ closing prices on the NYSE prior to and including the closing price on Monday, May 3, 2021.  The 2021 grant is for the number of shares equal to $60,000 rounded down to the nearest whole share using the 10-day average price of $94.488.  The grant date value was determined by the closing price of $92.40 on May 3, 2021.

As a result of the review of NACD data and to align director pay to market practices, the Compensation Committee recommended, and the Board approved, an increase in the annual grant of stock to $64,000 from $60,000 to take effect in 2022.  No other changes were made to director compensation for 2022.

Stock Ownership Guidelines. Non-employee directors are required to own four-times their annual Board retainer in company stock within five years of first being elected to the Board.  As of February 25, 2022, all non-employee directors met this requirement, or are within the permitted five-year window to achieve the requirement. We also prohibit our non-employee directors from engaging in short sales of our common stock, holding our common stock in a margin account, hedging, or pledging our common stock as collateral for a loan.

Badger Meter Deferred Compensation Plan for Directors. Directors may elect to defer their compensation, in whole or in part, in a stock and/or cash account of the Badger Meter Deferred Compensation Plan for Directors, with all such amounts paid in cash upon ultimate distribution from the plan.

Our non-employee directors do not participate in any incentive plans or pension plans, and receive no perquisites, benefits or other forms of compensation, other than as disclosed above.  Members are compensated for direct expenses incurred for travel, lodging and other normal reimbursable expenses associated with Board meeting attendance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no Compensation Committee interlocks or insider participation.

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Our Board of Directors is committed to and recognizes the importance of responsible executive compensation practices. We have designed our executive compensation program to attract, motivate, reward, and retain senior management required to achieve our corporate objectives and to align compensation practices with our shareholders’ interest.

As required by Section 14A of the Securities Exchange Act, we provide our shareholders with an opportunity to provide an advisory vote to approve the executive compensation of our named executive officers, and currently hold this vote on an annual basis. This annual advisory vote, commonly referred to as “Say on Pay”, is not binding. However, our Board of Directors and the Compensation Committee will review and consider the outcome of the advisory vote when making future compensation decisions for our executive officers. Shareholders are asked to vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers (NEOs), as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, and compensation tables and any related material disclosed above in this Proxy Statement, is hereby APPROVED.

In addition to reviewing the summary below, we encourage you to carefully review the information on our compensation policies and decisions regarding our NEOs presented in the Compensation Discussion and Analysis as well as the information contained in the preceding Compensation Tables.

We employ a strong pay-for-performance philosophy for our entire executive team, including our NEOs. Our compensation philosophy and compensation programs have resulted in compensation that reflects our financial results and other performance factors described in the Compensation Discussion and Analysis, as well as stock price performance. We achieve these objectives through the following:

•	A total compensation package that is targeted at the median of our peer companies;
•	A total compensation package that is structured so that a majority of compensation opportunities are delivered through short- and long-term incentives;
•	A short-term incentive driven primarily by our financial earnings performance, and secondarily by key nonfinancial metrics;
•

A long-term incentive program that, in keeping with prevailing industry practice, is significantly driven by financial performance, along with a mix of equity awards to further tie compensation to stock price performance as well as enhance retention; and

•	Stock ownership guidelines that continue to tie executives’ interests to shareholders over the long term.

Furthermore, we do not currently use employment contracts with our executive officers nor provide severance protection other than following a change-in-control of our company. We believe our change-in-control protections are in the best interests of our shareholders. Further, we maintain double-trigger protection (requiring a change-in-control and subsequent employment termination) following a change-in-control for any executive officer, including our NEOs.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of the non-binding advisory resolution above. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares on this proposal with your specific voting instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast. The advisory vote to approve compensation of NEOs will be approved if the votes "FOR" exceed the votes "AGAINST."  Abstentions will have no effect on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NON-BINDING ADVISORY RESOLUTION ABOVE.

CEO PAY RATIO

Our principal executive officer in 2021 was Kenneth C. Bockhorst, Chairman, President and CEO.  In 2021, the Compensation Committee reviewed a comparison of the CEO’s total pay to the median total pay of all our employees as described below. The compensation for our CEO in 2021 as disclosed in the Summary Compensation Table for 2021 of $3,674,319 was approximately 101 times the median total pay of employees of $36,254.

Our CEO to median employee pay ratio is calculated in accordance with SEC rules (Item 402(u) of Regulation S-K). As permitted, we used base salary as our consistently applied compensation measure to determine our median employee pay from our employee population, excluding our CEO, as of December 31, 2021. We included all employees, whether employed on a full-time, part-time, or seasonal basis.  For hourly employees, the annual base salary was calculated using a reasonable estimate of hours worked and their hourly wage rate. We annualized base salaries for employees who were employed as of December 31, 2021 but were not employed for the full calendar year. For our non-U.S. employees, we used the foreign exchange rates applicable at December 31, 2021 to convert their base salary into U.S. dollars. We did not make any other assumptions, adjustments, or estimates with respect to base salary pay.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2021 regarding total shares subject to outstanding stock options, warrants and rights and total additional shares available for issuance under our existing equity compensation plan.

Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column 1) (#)
Equity compensation plans approved by security holders
2021 OMNIBUS INCENTIVE PLAN	227,262	43.56	994,119
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	227,262	43.56	994,119

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee (“Audit Committee”) is established by the Board of Directors (“Board”) for the primary purpose of assisting the Board in overseeing, and assuring the integrity of, the company’s financial statements, the company’s compliance with legal and regulatory requirements, the Board’s assessment and management of risk, the independent auditor’s qualifications and independence, the performance of the internal audit function and the work of the independent auditors, and the systems of disclosure and internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. The Audit Committee meets at least quarterly, reports to the Board regularly, and met six times in 2021.

The Audit Committee is vested with all responsibilities and authority required by Rule 10A-3 under the Securities Exchange Act of 1934. It is comprised of the four members of the Board of Directors named below, each of whom is independent as required by the NYSE and U.S. SEC rules currently in effect. The Board evaluates the independence of the directors on at least an annual basis. Of the four members of the Audit Committee, Mr. Glen Tellock has been determined by the Board to be an audit committee financial expert as defined by SEC rules. The Audit Committee has the responsibility for the appointment, retention and oversight of the company's independent auditor, the selection of its lead engagement partner, the evaluation of its qualifications, independence and performance, the approval and negotiation of all audit and other engagement fees and the periodic consideration and impact of independent auditor rotation.  The Audit Committee acts under a written charter available on the company’s website at www.badgermeter.com.

Management of the company has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. Management represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2021, including discussing the propriety of the application of accounting principles, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the audited 2021 financial statements with our independent auditors, Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. GAAP.

Additionally, the Audit Committee has done, among other things, the following:

•

met with Ernst & Young LLP, with and without management present, to discuss the results of its annual audit and quarterly reviews, its evaluations of the internal controls, and the overall quality of financial reporting, as well as  matters required to be discussed by professional standards and regulatory requirements as currently in effect;

•	discussed with Ernst & Young LLP those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board;” and
•

received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the U.S. SEC.

All members of the Audit Committee have approved the foregoing report.

Glen E. Tellock, Chairman
Henry F. Brooks
Tessa M. Myers
James F. Stern

PRINCIPAL ACCOUNTING FIRM FEES

Fees for professional services provided by the independent registered public accounting firm in each of the last two fiscal years are as follows:

	2021	2020
Audit Fees(1)	$903,500	$818,000
Audit Related Fees	—	—
Tax Fees	—	—
All other Fees	—	—
Total Fees	$903,500	$818,000
(1)	Includes annual financial statement audit and review of our quarterly reports on Form 10-Q.

As part of its duties, the Audit Committee pre-approves services provided by Ernst & Young LLP.  Pursuant to the Audit Committee Charter, the Audit Committee must pre-approve all auditing services and permissible non-audit services to be provided.  In addition, the Audit Committee Charter provides that the Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.  During the fiscal year ending December 31, 2021, all of the audit fees and non-audit services provided by the company’s independent registered public accounting firm were pre-approved by the Audit Committee.  In selecting Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, the Audit Committee has reviewed all 2021 audit services provided by Ernst & Young LLP to make sure they were compatible with maintaining the independence of Ernst & Young LLP.  There were no additional non-audit services performed in 2021.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Ernst & Young LLP, independent registered public accounting firm, to audit the consolidated financial statements of the company for the year ending December 31, 2022, as well as its internal control over financial reporting as of December 31, 2022, and requests that the shareholders ratify such selection.  If shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection.

In determining whether to reappoint Ernst & Young LLP as the company’s independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the following:

•

the length of time Ernst & Young LLP has been engaged by the company as the independent registered public accounting firm.  Ernst & Young LLP has been the company’s auditor since 1927;  benefits of longer tenure include:

o

Enhanced audit quality – Ernst & Young LLP’s significant institutional knowledge and deep expertise of the company’s global business, accounting policies and practices, and internal control over financial reporting enhance audit quality.

o	Competitive fees – Because of Ernst & Young LLP’s familiarity with the company, audit and other fees are competitive with peer companies.
o	Avoidance of costs associated with new auditor – Brining on new Independent Auditors would be costly and require a significant time commitment which could lead to management distractions.
•	Ernst & Young LLP’s historical and recent performance on the audit;
•	an assessment of the professional qualifications and past performance of the lead audit partner and Ernst & Young LLP;
•	the quality of the Audit Committee’s ongoing discussions with Ernst & Young LLP;
•	an analysis of Ernst & Young LLP’s known legal risks and significant proceedings;
•	external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board ("PCAOB") reports on Ernst & Young LLP and its peer firms;

•	the appropriateness of Ernst & Young LLP’s fees, on both an absolute basis and as compared to its peer firms; and
•	Ernst & Young LLP’s independence.

Based on the Audit Committee’s evaluation, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of the company and its shareholders to retain Ernst & Young LLP to serve as the independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of ratifying Ernst & Young LLP as the company’s independent registered public accounting firm. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may choose to vote for you on the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the company, even if you do not provide voting instructions to such nominee.  The Audit Committee’s selection of Ernst & Young LLP as the company's independent registered public accounting firm for the year ending December 31, 2022 will be ratified if the votes “FOR” exceed the votes “AGAINST.”  Abstentions will have no effect on this Proposal.  We do not anticipate any broker non-votes on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSAL

The Company has been notified that NorthStar Asset Management intends to present a proposal for consideration at the Annual Meeting. Badger Meter is presenting the proposal and supporting statement below as it was submitted to us. While we take issue with certain of the statements contained in the proposal and supporting statement, we have limited our response to the most important points. The Board’s “AGAINST” recommendation with regard to the proposal is not related to its focus – as the company and Board are committed to continuing to foster greater Board diversity.  Rather, it is because issuing yet another “report” is not necessary, nor an effective use of company resources, given the ongoing actions and existing reporting already in place.

Achieving Racial Equity on the Board of Directors

WHEREAS: In the U.S., the lack of diversity on corporate boards of directors has become a significant concern for investors and companies. Though a focus on racial equity was fueled by country-wide racial justice protests in 2020, progress on boardroom diversity remains slow;

The Proponent has engaged Badger Meter (“the Company”) on persistent board diversity concerns and the potential negative effect on long-term share value since fall 2016. After a similar proposal garnered 85% of the shareholder vote at the 2021 annual meeting, the company added one racially diverse board member. While this is an important step forward, 89% of the expanded board still self-identifies as non-diverse by race or ethnicity and, to the Proponent’s knowledge, the Company has not set in place actionable plans to achieve greater board diversity;

Research has shown that diverse teams are beneficial in many ways, including a higher likelihood to “radically innovate and anticipate shifts in consumer needs and consumption patterns—helping their companies to gain a competitive edge” and likeliness to outperform industry peers on profitability over time. Importantly, it has also been found that the level of diversity matters, with a 48% performance differential between most and least diverse companies;

Research has also demonstrated that the “critical mass” for diversity on boards is three or more. At this level, the diverse members can “cause a fundamental change in the boardroom and enhance corporate governance.” While this study focused on gender diversity on boards, the Proponent asserts its applicability to people of color as well and notes that the Company’s board has not met this critical mass level for gender diversity either;

The Proponent believes that committing to concrete, actionable steps to further diversify the board of directors would serve the long-term value of shareholders and the company.

RESOLVED: Shareholders request that the Board of Directors report to shareholders within six months after the Company’s annual meeting, at reasonable expense excluding confidential information, with action steps to foster greater racial equity on the board.

SUPPORTING STATEMENT:

The Proponent suggests that among the strategies the Company could explore include, at board and management discretion, are: engaging a search firm for each board search, board diversity goals, requiring at least two candidates of color in each candidate pool, considering a board refreshment policy, examining the potential limits to increases in diversity from using current board member networks for recruitment, and other strategies that balance candidate qualifications and diversity. In defining “racial equity,” the Proponent suggests the Company use comparative statistics on either the general U.S. population diversity or other logical comparison such as the Company’s headquartering city, Milwaukee, WI.

BOARD RECOMMENDATION

After careful review and consideration, the Board of Directors and its Corporate Governance and Sustainability Committee have concluded that the proposal is repetitive and has been substantially implemented via issuance of the Report on Board Diversity dated October 15, 2021.  We recommend that shareholders vote AGAINST this shareholder proposal.

NorthStar Asset Management submitted a nearly identical proposal for the 2021 Proxy Statement.  In response, Badger Meter conducted significant shareholder outreach to gain insight and understanding of our shareholders’ views of the company’s diversity journey, including their voting considerations and deliberations with regard to the proposal.  As described in the “Shareholder Outreach” section of this Proxy Statement, discussions were held with investors collectively holding nearly 12 million shares, or approximately 40% of the company’s outstanding shares, and included 6 of the company’s top 10 shareholders.

The Board reviewed existing actions and put new action steps in place to advance Board diversity. The Board outlined these ongoing and new action steps in the Report on Board Diversity which was published to the company’s website on October 15, 2021, and discussed during its third quarter 2021 earnings conference call on the same day.  The Report is available here: https://s22.q4cdn.com/599610907/files/doc_downloads/board_diversity/Badger-Meter-Report-on-Board-Diversity-October-2021.pdf

Based on the above, the Board of Directors believes it has shown responsiveness to the 2021 proposal, has continued to make progress in advancing diversity, and is committed to furthering that progress.  Therefore, providing another report to shareholders is duplicative and unnecessary, providing no incremental benefit to our shareholders beyond the activities already completed, disclosed, or well underway.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted against the resolution above. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares on this proposal with your specific voting instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast. A vote of the majority of votes cast is required to approve this Proposal.  Abstentions will have no effect on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE RESOLUTION ABOVE

SHAREHOLDER PROPOSALS

A shareholder wishing to include a proposal in the Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (referred to as Rule 14a-8), must forward the proposal to our Board of Directors, c/o the Secretary by November 18, 2022.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2023 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our Restated By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the Restated By-Laws, to our Board of Directors, c/o the Secretary not less than 60 days and not more than 90 days prior to the second Saturday in the month of April (that is between January 9, 2023 and February 8, 2023), subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days. If we do not receive the notice within that time frame, then the notice will be considered untimely and we will not be required to present such proposal at the 2023 Annual Meeting of Shareholders. If the Board of Directors chooses to present such proposal at the 2023 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2023 Annual Meeting may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

The cost of solicitation of proxies will be borne by us. Brokers, nominees, fiduciaries or other custodians who hold stock in their names and who solicit proxies from the beneficial owners will be reimbursed by us for out-of-pocket and reasonable clerical expenses.

The Board of Directors does not intend to present at the Annual Meeting any matters other than those set forth herein and does not presently know of any other matters that may be presented at the Annual Meeting by others. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy on any such matters in accordance with their best judgment.

We have filed an Annual Report on Form 10-K with the Securities and Exchange Commission for our fiscal year ended December 31, 2021. The information under the caption “Stock Compensation” in Note 5 to the Consolidated Financial Statements contained in the Annual Report on Form 10-K and the information under the caption “Employee Benefit Plans” in Note 7 to the Consolidated Financial Statement contained in the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement. The Form 10-K is posted on our website at badgermeter.com. We will provide a copy of the Annual Report on Form 10-K without exhibits to each person who is a record or beneficial holder of shares of common stock on the record date for the Annual Meeting. We will provide a copy of the exhibits to the Annual Report on Form 10-K without charge to each person who is a record or beneficial holder of shares of common stock on the record date for the Annual Meeting who submits a written request for it. Requests for copies of the Annual Report on Form 10-K should be addressed to Secretary, Badger Meter, Inc., 4545 West Brown Deer Road, P.O. Box 245036, Milwaukee, WI 53224-9536; (414) 355-0400.

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report on Form 10-K and Proxy Statement to shareholders. Upon written or phone request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered, or a single copy to any shareholders sharing the same address to whom multiple copies were delivered. Shareholders may notify us of their requests by writing or calling the Secretary, Badger Meter, Inc., 4545 West Brown Deer Road, P.O. Box 245306, Milwaukee, WI, 53224-9536; (414) 355-0400.

By Order of the Board of Directors

William R. A. Bergum,
Secretary

March 18, 2022To Sign up

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Todd A. Adams )2) Kenneth C. Bockhorst 03) Henry F. Brooks 04) Melanie K. Cook 05) Gale E. Klappa 06) James W. McGill 07) Tessa M. Myers 08) James F. Stern 09) Glen E. Tellock The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. 3. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2022. The Board of Directors recommends you vote AGAINST proposal 4. 4. SHAREHOLDER PROPOSAL REQUESTING A REPORT ON BOARD RACIAL EQUITY. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such, Joint owners should each sign personally. All holders much sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (PLEASE SIGN WITHIN BOX) Date Signature (Joint Owners) Date 0000536035_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com BADGER METER, INC. Annual Meeting of Shareholders April 29, 2022 8:30 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Kenneth C. Bockhorst, Robert A. Wrocklage and William R. A. Bergum, or any of them, as proxies for the undersigned at the Annul Meeting of Shareholders of Badger Meter, Inc. to be held at Badger Meter’s headquarters in the Customer Experience Center, located at 4545 West Brown Deer Road, Milwaukee, Wisconsin 53223 on Friday, April 29, 2022 at 8:30 a.m. local time, to vote the shares of stock which the undersigned is entitled to vote at said Meeting or any adjournment or postponement thereof, hereby revoking any other proxy executed by the undersigned for such Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the proxy Statement. This proxy, when properly executed, will be voted I the manner directed herein. If no such direction is made, this proxy will be voted “FOR ALL NOMINEES” identified in Proposal 1, “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4. This proxy is being solicited on behalf of the Board of Directors. Continued and to be signed on reverse side